Exhibit 99.3

CANCELATION OF DEBT

CANNABICS INC., over the past 12 months has funded CANNBICS PHARMACEUTICALS INC. in the amount of approximately $184,484-, which is showing on the books and records of the Company. Demand for payment having been made, but not fulfilled due to lack of funds.

Consequently, the two entities have this day entered into an Assumption of Liabilities and Assignment of Assets Agreement, whereby it shall receive the rights to a certain provisional patent and the subsidiary known as “Grin Ultra Ltd.”.

As part of those Assumption Agreements, Cannabics Inc., does hereby forever waive, cancel and consider null $150,000 of the $184,484 currently due and owing, removing it from the debts of the company.

October 7th, 2015

ASSIGNOR:	ASSIGNEE:

/s/ Itamar Borochov	/s/ Eyal Barad
Itamar Borochov, Dir., CEO	Eyal Barad, Director

/s/ Dr. Eyal Ballan	/s/ Shai Avraham Sarid
Dr. Eyan Ballan, Dir.	Shai Avraham Sarid, Director

/s/ Shai Avraham Sarid	/s/ Eyal Ballan
Shai Avraham Sarid	Eyal Ballan, Director

/s/ Itamar Borochov
Itamar Borochov, Director